PBF Energy Announces Third Quarter 2022 Results and Declares Dividend of $0.20 per Share

•Third quarter income from operations of $1,400.0 million (excluding special items, third quarter income from operations of $1,403.0 million)
•Announces reinstatement of regular quarterly dividend of $0.20 per share
•Net debt to capitalization reduced to 1% versus 59% at year-end 2021, excluding special items

PARSIPPANY, NJ - October 27, 2022 - PBF Energy Inc. (NYSE:PBF) today reported third quarter 2022 income from operations of $1,400.0 million as compared to income from operations of $100.9 million for the third quarter of 2021. Excluding special items, third quarter 2022 income from operations was $1,403.0 million as compared to income from operations of $101.0 million for the third quarter of 2021. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF Energy indirectly owns the general partner and approximately 48% of the limited partner interests as of quarter-end.

The company reported third quarter 2022 net income of $1,084.2 million and net income attributable to PBF Energy Inc. of $1,056.4 million or $8.40 per share. This compares to net income of $78.7 million, and net income attributable to PBF Energy Inc. of $59.1 million or $0.49 per share for the third quarter 2021. Non-cash special items included in the third quarter 2022 results, which increased net income by a net, after-tax expense of $55.1 million, or $0.44 per share, consisted of a net tax benefit on remeasurement of deferred tax assets, partially offset by a net loss on the extinguishment of debt related to the redemption of our 7.25% secured notes due 2025, a change in fair value of the contingent consideration associated with earn-out provisions related primarily to the Martinez Acquisition and a change in the tax receivable agreement liability. Adjusted fully-converted net income for the third quarter 2022, excluding special items, was $1,008.1 million, or $7.96 per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $14.0 million or $0.12 per share, for the third quarter 2021.

Tom Nimbley, PBF Energy's Chairman and CEO, said, “Market conditions in the third quarter, driven by underlying supply and demand fundamentals, allowed PBF to continue to strengthen our financial position and further reduce net leverage.” Mr. Nimbley continued, “As a result of the great strides we have made in solidifying PBF's capital structure and the outlook for our business, we are pleased to announce the reinstatement of a regular quarterly dividend. PBF believes the dividend is an important component of providing incremental capital returns for our investors.”

Mr. Nimbley concluded, “Our assets ran well during the third quarter as consumers continued to show strong demand for our products. As we head into the winter months, global product inventories remain low, consumer demand is resilient and refineries are running at high utilization to keep pace. We expect that with continuing reliable operating performance, PBF will be able to generate incremental free cash flow that can be used to further strengthen our balance sheet, reduce our overall cost of capital and reward our investors.”

PBF Energy Inc. Declares Dividend
The company announced today that it will pay a quarterly dividend of $0.20 per share of Class A common stock on November 29, 2022, to holders of record at the close of business on November 14, 2022.

Strategic Update and Outlook
PBF is evolving into a more resilient and diversified company. Over the last year and half, we have reduced consolidated debt by over $2.6 billion including the July 11, 2022 redemption of the 9.25% Senior Secured Notes due 2025. Our unsecured debt is now below pre-pandemic levels and our net debt to capitalization is now 1%. We believe these measures have generated significant value for our investors in the near-term and, more importantly, provide long-term value through an improved fundamental foundation supported by increased cash flow.

PBF continues to advance our project for a renewable fuels production facility co-located at the Chalmette refinery. This strategically valuable project represents an initial step in PBF's pursuit of producing sustainable fuels. During the third quarter of 2022, we invested approximately $103 million as we progress and incubate the project with the goal of being in production in the first half of 2023. Concurrent with our activities to progress the project, we are continuing discussions with potential strategic and financial partners.

As always, the safety and reliability of our core operations are paramount. We continue to invest in all of our assets and expect full-year 2022 refining capital expenditures, excluding capital expenditures related to our Renewable Diesel Project, to be in the $550 to $575 million range, which includes advanced purchases of material for future turnarounds.

Throughput ranges provided reflect current expectations and are subject to change based on market conditions and other factors. PBF is conducting planned work at its Gulf Coast refinery during the fourth quarter.

Expected throughput ranges (barrels per day)
	Fourth Quarter 2022		Full-year 2022
	Low	High	Low	High
East Coast	330,000	350,000	285,000	305,000
Mid-continent	135,000	145,000	140,000	150,000
Gulf Coast	170,000	180,000	175,000	185,000
West Coast	310,000	330,000	300,000	320,000
Total	945,000	1,005,000	900,000	960,000

On July 28, 2022, PBF Energy Inc. and PBF Logistics LP announced a definitive merger agreement and plan of merger pursuant to which PBF Energy will acquire all of the outstanding common units of PBF Logistics it does not already own directly or indirectly for a combination of PBF Energy Class A common stock and cash. PBF Energy beneficially owns approximately 48% of the outstanding common units of PBF Logistics as of September 30, 2022. The transaction is subject to customary closing conditions and the approval of the PBF Logistics common unitholders (including PBF Energy). The transaction is expected to close in the fourth quarter of 2022, however there can be no assurance that the transaction will be consummated in the anticipated timeframe, on the contemplated terms or at all. For additional information on this transaction, please refer to the company’s filings with the Securities and Exchange Commission.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income (Loss), Adjusted Fully-Converted Net Income (Loss) excluding special items, Adjusted Fully-Converted Net Income (Loss) per fully-exchanged, fully-diluted share, Income (Loss) from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, October 27, 2022, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 869-3847 or (201) 689-8261. The audio replay will be available approximately two hours after the end of the call and will be available through the company’s website.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBFX's SEC filings and any impact PBFX may have on the company's credit rating, cost of funds, employees, customers and vendors; risks related to the merger with PBFX, including the risk that the transaction is not consummated during the expected timeframe, or at all; the effects related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environment; the supply, demand, prices and other market conditions for our products or crude oil; our expectations with respect to our capital spending and turnaround projects; risks associated with our obligation to buy Renewable Identification Numbers and related market risks related to the price volatility thereof; our ability to make, and realize the benefits from, acquisitions or investments, including in renewable diesel productions, on any announced time frame or at all; our expectations regarding global product inventories, consumer demand and our refineries’ operating performance and its impact on our ability to continue to generate incremental free cash flow; the continued effect of the COVID-19 pandemic and related governmental and consumer responses; the possibility that we might reduce or not make further dividend payments; the impact of market conditions on demand for the balance of 2022; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE:PBFX).

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$12,764.6	$7,186.7	$35,984.0	$19,009.4

Cost and expenses:
Cost of products and other	10,417.3	6,374.7	30,004.0	16,666.4
Operating expenses (excluding depreciation and amortization expense as reflected below)	646.0	530.5	1,904.0	1,495.6
Depreciation and amortization expense	128.1	112.8	366.5	338.5
Cost of sales	11,191.4	7,018.0	32,274.5	18,500.5
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	168.2	64.1	374.9	166.9
Depreciation and amortization expense	2.0	3.4	5.8	10.1
Change in fair value of contingent consideration	3.0	0.1	130.9	26.2
Loss (gain) on sale of assets	—	0.2	0.3	(0.4)
Total cost and expenses	11,364.6	7,085.8	32,786.4	18,703.3
Income from operations	1,400.0	100.9	3,197.6	306.1
Other income (expense):
Interest expense, net	(52.7)	(82.0)	(216.6)	(243.1)
Change in Tax Receivable Agreement liability	(1.7)	—	(288.2)	—
Change in fair value of catalyst obligations	(2.6)	17.8	(0.3)	13.6
(Loss) gain on extinguishment of debt	(69.9)	60.3	(66.1)	60.3
Other non-service components of net periodic benefit cost	2.2	2.0	6.6	5.9
Income before income taxes	1,275.3	99.0	2,633.0	142.8
Income tax expense	191.1	20.3	316.3	16.4
Net income	1,084.2	78.7	2,316.7	126.4
Less: net income attributable to noncontrolling interests	27.8	19.6	77.7	60.7
Net income attributable to PBF Energy Inc. stockholders	$1,056.4	$59.1	$2,239.0	$65.7

Net income available to Class A common stock per share:
Basic	$8.65	$0.49	$18.46	$0.55
Diluted	$8.40	$0.49	$18.03	$0.54
Weighted-average shares outstanding-basic	122,113,570	120,268,046	121,299,726	120,230,369
Weighted-average shares outstanding-diluted	126,585,809	121,354,089	125,092,933	121,607,207

Adjusted fully-converted net income and adjusted fully-converted net income per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income	$1,063.3	$59.6	$2,254.9	$66.2
Adjusted fully-converted net income per fully exchanged, fully diluted share	$8.40	$0.49	$18.03	$0.54
Adjusted fully-converted shares outstanding - diluted (Note 6)	126,585,809	121,354,089	125,092,933	121,607,207

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME TO ADJUSTED FULLY-CONVERTED NET INCOME AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income attributable to PBF Energy Inc. stockholders	$1,056.4	$59.1	$2,239.0	$65.7
Less: Income allocated to participating securities	—	—	—	—
Income available to PBF Energy Inc. stockholders - basic	1,056.4	59.1	2,239.0	65.7
Add: Net income attributable to noncontrolling interest (Note 2)	9.2	0.7	21.4	0.7
Less: Income tax expense (Note 3)	(2.3)	(0.2)	(5.5)	(0.2)
Adjusted fully-converted net income	$1,063.3	$59.6	$2,254.9	$66.2
Special items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration	3.0	0.1	130.9	26.2
Add: Loss (gain) on extinguishment of debt	69.9	(60.3)	66.1	(60.3)
Add: Change in Tax Receivable Agreement liability	1.7	—	288.2	—
Add: Net tax benefit on remeasurement of deferred tax assets	(110.4)	(1.4)	(233.8)	(3.8)
Less: Recomputed income tax on special items (Note 3)	(19.4)	16.0	(125.7)	187.2
Adjusted fully-converted net income (loss) excluding special items	$1,008.1	$14.0	$2,380.6	$(454.1)

Weighted-average shares outstanding of PBF Energy Inc.	122,113,570	120,268,046	121,299,726	120,230,369
Conversion of PBF LLC Series A Units (Note 5)	910,457	994,192	920,529	989,314
Common stock equivalents (Note 6)	3,561,782	91,851	2,872,678	387,524
Fully-converted shares outstanding - diluted	126,585,809	121,354,089	125,092,933	121,607,207

Adjusted fully-converted net income per fully exchanged, fully diluted shares outstanding (Note 6)	$8.40	$0.49	$18.03	$0.54

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)	$7.96	$0.12	$19.03	$(3.75)

	Three Months Ended		Nine Months Ended
RECONCILIATION OF INCOME FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS	September 30,		September 30,
	2022	2021	2022	2021
Income from operations	$1,400.0	$100.9	$3,197.6	$306.1
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration	3.0	0.1	130.9	26.2
Income (loss) from operations excluding special items	$1,403.0	$101.0	$3,328.5	$(337.3)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF NET INCOME TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2022	2021	2022	2021

Net income	$1,084.2	$78.7	$2,316.7	$126.4
Add: Depreciation and amortization expense	130.1	116.2	372.3	348.6
Add: Interest expense, net	52.7	82.0	216.6	243.1
Add: Income tax expense	191.1	20.3	316.3	16.4
EBITDA	$1,458.1	$297.2	$3,221.9	$734.5
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	(669.6)
Add: Change in fair value of contingent consideration	3.0	0.1	130.9	26.2
Add: Loss (gain) on extinguishment of debt	69.9	(60.3)	66.1	(60.3)
Add: Change in Tax Receivable Agreement liability	1.7	—	288.2	—
EBITDA excluding special items	$1,532.7	$237.0	$3,707.1	$30.8

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2022	2021	2022	2021

EBITDA	$1,458.1	$297.2	$3,221.9	$734.5
Add: Stock-based compensation	6.9	6.9	24.9	24.7
Add: Change in fair value of catalyst obligations	2.6	(17.8)	0.3	(13.6)
Add: Non-cash LCM inventory adjustment (Note 4)	—	—	—	(669.6)
Add: Change in fair value of contingent consideration (Note 4)	3.0	0.1	130.9	26.2
Add: Loss (gain) on extinguishment of debt (Note 4)	69.9	(60.3)	66.1	(60.3)
Add: Change in Tax Receivable Agreement liability (Note 4)	1.7	—	288.2	—
Adjusted EBITDA	$1,542.2	$226.1	$3,732.3	$41.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	September 30,	December 31,
	2022	2021
Balance Sheet Data:
Cash and cash equivalents	$1,908.6	$1,341.5
Inventories	2,689.5	2,505.1
Total assets	13,304.3	11,641.4
Total debt	1,971.5	4,295.8
Total equity	4,876.5	2,532.8
Total equity excluding special items (Note 4, 13)	$4,540.7	$2,071.3

Total debt to capitalization ratio (Note 13)	29%	63%
Total debt to capitalization ratio, excluding special items (Note 13)	30%	67%
Net debt to capitalization ratio (Note 13)	1%	54%
Net debt to capitalization ratio, excluding special items (Note 13)	1%	59%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)
	Nine Months Ended September 30,
	2022	2021
Cash flows provided by operating activities	$3,648.9	$325.7
Cash flows used in investing activities	(683.7)	(227.2)
Cash flows used in financing activities	(2,398.1)	(235.5)
Net change in cash and cash equivalents	567.1	(137.0)
Cash and cash equivalents, beginning of period	1,341.5	1,609.5
Cash and cash equivalents, end of period	$1,908.6	$1,472.5

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended September 30, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$12,752.3	$89.6	$—	$(77.3)	$12,764.6
Depreciation and amortization expense	119.1	9.0	2.0	—	130.1
Income (loss) from operations	1,522.9	44.7	(167.6)	—	1,400.0
Interest expense, net	3.2	9.7	39.8	—	52.7
Capital expenditures	242.4	1.5	2.9	—	246.8

	Three Months Ended September 30, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$7,173.3	$88.9	$—	$(75.5)	$7,186.7
Depreciation and amortization expense	103.0	9.8	3.4	—	116.2
Income (loss) from operations	116.7	47.1	(62.9)	—	100.9
Interest expense, net	3.7	10.4	67.9	—	82.0
Capital expenditures	83.1	3.4	1.1	—	87.6

	Nine Months Ended September 30, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$35,944.5	$272.4	$—	$(232.9)	$35,984.0
Depreciation and amortization expense	338.9	27.6	5.8	—	372.3
Income (loss) from operations	3,552.4	140.4	(495.2)	—	3,197.6
Interest expense, net	11.8	30.0	174.8	—	216.6
Capital expenditures	672.9	4.6	6.2	—	683.7

	Nine Months Ended September 30, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$18,969.7	$266.2	$—	$(226.5)	$19,009.4
Depreciation and amortization expense	310.0	28.5	10.1	—	348.6
Income (loss) from operations	349.4	142.8	(186.1)	—	306.1
Interest expense, net	7.2	31.8	204.1	—	243.1
Capital expenditures	216.4	6.9	3.9	—	227.2

	Balance at September 30, 2022
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$12,414.0	$868.2	$63.1	$(41.0)	$13,304.3

	Balance at December 31, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$10,753.3	$901.3	$48.5	$(61.7)	$11,641.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Market Indicators (dollars per barrel) (Note 9)	2022	2021	2022	2021
Dated Brent crude oil	$100.49	$73.45	$105.34	$67.93
West Texas Intermediate (WTI) crude oil	$91.63	$70.54	$98.46	$65.06
Light Louisiana Sweet (LLS) crude oil	$94.03	$71.46	$100.55	$66.68
Alaska North Slope (ANS) crude oil	$98.84	$72.66	$102.34	$67.53
Crack Spreads:
Dated Brent (NYH) 2-1-1	$37.51	$18.66	$38.14	$16.09
WTI (Chicago) 4-3-1	$35.35	$19.60	$32.63	$16.73
LLS (Gulf Coast) 2-1-1	$38.75	$18.13	$37.77	$15.40
ANS (West Coast-LA) 4-3-1	$46.87	$21.54	$44.45	$19.58
ANS (West Coast-SF) 3-2-1	$47.97	$23.27	$44.54	$19.22
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$8.86	$2.91	$6.87	$2.87
Dated Brent less Maya (heavy, sour)	$16.10	$7.26	$12.81	$5.93
Dated Brent less WTS (sour)	$8.26	$2.91	$6.89	$2.53
Dated Brent less ASCI (sour)	$11.22	$4.79	$9.55	$3.58
WTI less WCS (heavy, sour)	$22.61	$13.59	$18.74	$13.00
WTI less Bakken (light, sweet)	$(4.77)	$(0.48)	$(4.08)	$0.07
WTI less Syncrude (light, sweet)	$(6.30)	$2.47	$(3.54)	$1.66
WTI less LLS (light, sweet)	$(2.40)	$(0.92)	$(2.08)	$(1.63)
WTI less ANS (light, sweet)	$(7.21)	$(2.12)	$(3.88)	$(2.48)
Natural gas (dollars per MMBTU)	$7.95	$4.32	$6.69	$3.35

Key Operating Information
Production (barrels per day ("bpd") in thousands)	996.7	867.7	933.7	839.7
Crude oil and feedstocks throughput (bpd in thousands)	984.7	848.3	920.4	823.2
Total crude oil and feedstocks throughput (millions of barrels)	90.6	78.0	251.3	224.7
Consolidated gross margin per barrel of throughput	$17.36	$2.16	$14.76	$2.26
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$24.96	$9.32	$22.77	$6.32
Refinery operating expense, per barrel of throughput (Note 11)	$6.84	$6.50	$7.28	$6.36
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	31%	32%	32%	34%
Medium	39%	32%	35%	29%
Light	17%	19%	19%	20%
Other feedstocks and blends	13%	17%	14%	17%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	47%	52%	47%	53%
Distillates and distillate blendstocks	35%	29%	35%	30%
Lubes	1%	1%	1%	1%
Chemicals	1%	2%	2%	2%
Other	17%	18%	16%	16%
Total yield	101%	102%	101%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Supplemental Operating Information - East Coast Refining System (Delaware City and Paulsboro)
Production (bpd in thousands)	314.6	262.1	290.3	251.2
Crude oil and feedstocks throughput (bpd in thousands)	318.9	259.8	291.6	250.9
Total crude oil and feedstocks throughput (millions of barrels)	29.3	23.8	79.6	68.5
Gross margin per barrel of throughput	$14.25	$3.37	$13.53	$4.21
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$20.78	$10.00	$21.14	$5.66
Refinery operating expense, per barrel of throughput (Note 11)	$5.31	$5.14	$6.19	$5.37
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	18%	24%	24%	25%
Medium	61%	37%	47%	37%
Light	4%	14%	9%	15%
Other feedstocks and blends	17%	25%	20%	23%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	38%	44%	40%	44%
Distillates and distillate blendstocks	38%	31%	38%	33%
Lubes	2%	2%	2%	2%
Chemicals	1%	2%	1%	2%
Other	20%	22%	19%	19%
Total yield	99%	101%	100%	100%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	162.5	149.9	155.5	141.1
Crude oil and feedstocks throughput (bpd in thousands)	159.3	146.0	152.6	138.0
Total crude oil and feedstocks throughput (millions of barrels)	14.7	13.5	41.7	37.7
Gross margin per barrel of throughput	$15.26	$4.55	$13.56	$8.99
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$23.21	$11.64	$21.35	$8.24
Refinery operating expense, per barrel of throughput (Note 11)	$6.46	$5.58	$6.23	$5.31
Crude and feedstocks (% of total throughput) (Note 12):
Medium	32%	36%	35%	36%
Light	66%	62%	62%	62%
Other feedstocks and blends	2%	2%	3%	2%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	52%	58%	52%	57%
Distillates and distillate blendstocks	36%	30%	36%	31%
Chemicals	5%	5%	5%	5%
Other	9%	10%	9%	9%
Total yield	102%	103%	102%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	194.6	148.2	188.2	162.0
Crude oil and feedstocks throughput (bpd in thousands)	192.5	145.3	185.2	158.0
Total crude oil and feedstocks throughput (millions of barrels)	17.7	13.4	50.5	43.1
Gross margin per barrel of throughput	$13.87	$1.04	$12.79	$(0.16)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$20.25	$8.40	$19.36	$6.13
Refinery operating expense, per barrel of throughput (Note 11)	$5.41	$6.12	$5.69	$5.37
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	11%	17%	15%	13%
Medium	46%	37%	42%	39%
Light	22%	23%	27%	26%
Other feedstocks and blends	21%	23%	16%	22%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	44%	46%	43%	46%
Distillates and distillate blendstocks	36%	31%	37%	33%
Chemicals	1%	2%	1%	2%
Other	20%	23%	21%	22%
Total yield	101%	102%	102%	103%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	325.0	307.5	299.7	285.4
Crude oil and feedstocks throughput (bpd in thousands)	314.0	297.2	291.0	276.3
Total crude oil and feedstocks throughput (millions of barrels)	28.9	27.3	79.5	75.4
Gross margin per barrel of throughput	$22.00	$(1.41)	$15.91	$(3.59)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$33.02	$8.06	$27.31	$6.06
Refinery operating expense, per barrel of throughput (Note 11)	$9.48	$7.62	$9.94	$8.36
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	73%	61%	68%	72%
Medium	17%	23%	19%	13%
Light	1%	N/A	1%	N/A
Other feedstocks and blends	9%	16%	12%	15%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	55%	60%	56%	63%
Distillates and distillate blendstocks	33%	27%	31%	25%
Other	16%	16%	16%	15%
Total yield	104%	103%	103%	103%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	September 30, 2022		September 30, 2021
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$12,764.6	$140.90	$7,186.7	$92.09
Less: Cost of sales	11,191.4	123.54	7,018.0	89.93
Consolidated gross margin	$1,573.2	$17.36	$168.7	$2.16
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$1,573.2	$17.36	$168.7	$2.16
Add: PBFX operating expense	30.3	0.34	27.3	0.35
Add: PBFX depreciation expense	9.0	0.10	9.8	0.13
Less: Revenues of PBFX	(89.6)	(0.99)	(88.9)	(1.14)
Add: Refinery operating expense	620.1	6.84	507.6	6.50
Add: Refinery depreciation expense	119.1	1.31	103.0	1.32
Gross refining margin	$2,262.1	$24.96	$727.5	$9.32
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	—	—
Gross refining margin excluding special items	$2,262.1	$24.96	$727.5	$9.32

	Nine Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2021
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$35,984.0	$143.21	$19,009.4	$84.60
Less: Cost of sales	32,274.5	128.45	18,500.5	82.34
Consolidated gross margin	$3,709.5	$14.76	$508.9	$2.26
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$3,709.5	$14.76	$508.9	$2.26
Add: PBFX operating expense	87.9	0.35	77.7	0.35
Add: PBFX depreciation expense	27.6	0.11	28.5	0.13
Less: Revenues of PBFX	(272.4)	(1.08)	(266.2)	(1.18)
Add: Refinery operating expense	1,829.5	7.28	1,430.1	6.36
Add: Refinery depreciation expense	338.9	1.35	310.0	1.38
Gross refining margin	$5,721.0	$22.77	$2,089.0	$9.30
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	(669.6)	(2.98)
Gross refining margin excluding special items	$5,721.0	$22.77	$1,419.4	$6.32

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s estimated annualized statutory corporate tax rate of approximately 25.9% and 26.6% for the 2022 and 2021 periods, respectively, applied to net income attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the three and nine months ended September 30, 2022 and 2021 relate to LCM inventory adjustments, change in fair value of contingent consideration, loss (gain) on extinguishment of debt, changes in the Tax Receivable Agreement liability, and net tax benefit on the remeasurement of deferred tax assets, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

			2022	2021
January 1,			$—	$669.6
June 30,			—	—
September 30,			—	—

The following table includes the corresponding impact of changes in the LCM inventory reserve on income from operations and net income for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,

	2022	2021	2022	2021
Net LCM inventory adjustment benefit in income from operations	$—	$—	$—	$669.6
Net LCM inventory adjustment benefit in net income	—	—	—	491.5

Change in Fair Value of Contingent Consideration - During the three months ended September 30, 2022, we recorded a change in fair value of the contingent consideration primarily related to the Martinez acquisition earnout provision which decreased income from operations and net income by $3.0 million and $2.2 million, respectively. During the nine months ended September 30, 2022, we recorded a change in fair value of the contingent consideration primarily related to the Martinez acquisition earnout provision, which decreased income from operations and net income by $130.9 million and $97.0 million, respectively. During the three months ended September 30, 2021, we recorded a change in fair value of the contingent consideration primarily related to the Martinez Contingent Consideration and the PBFX Contingent Consideration which decreased income from operations and net income by $0.1 million and $0.1 million, respectively. During the nine months ended September 30, 2021, we recorded a change in fair value of the contingent consideration primarily related to the Martinez Contingent Consideration which decreased income from operations and net income by $26.2 million and $19.2 million, respectively.

Loss (gain) on Extinguishment of debt - During the three months ended September 30, 2022, we recorded a pre-tax loss on extinguishment of debt related to the redemption of our 9.25% senior secured notes due 2025 (the "2025 Senior Secured Notes"), which decreased income before income taxes and net income by $69.9 million and $51.8 million, respectively. During the nine months ended September 30, 2022, we recorded a pre-tax net loss on extinguishment of debt which decreased income before income taxes and net income by $66.1 million and $49.0 million, respectively, primarily related to the redemption of the 2025 Senior Secured Notes, partially offset by the repurchase of a portion of the 6.00% senior unsecured notes due 2028 and the 7.25% senior unsecured notes due 2025. During the three and nine months ended September 30, 2021, we recorded a pre-tax gain on the extinguishment of debt related to the repurchase of a portion of the 6.00% senior unsecured notes due 2028 and the 7.25% senior unsecured notes due 2025, which increased income before income taxes and net income by $60.3 million and $44.3 million, respectively.

Change in Tax Receivable Agreement liability - During the three months ended September 30, 2022, we recorded a change in the Tax Receivable Agreement liability that decreased income before income taxes and net income by $1.7 million and $1.3 million, respectively. During the nine months ended September 30, 2022, we recorded a change in the Tax Receivable Agreement liability that decreased income before income taxes and net income by $288.2 million and $213.6 million, respectively. There was no change to the Tax Receivable Agreement liability during the three or nine months ended September 30, 2021. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in our obligation under the Tax Receivable Agreement due to factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay under the terms of the agreement, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance.

Net Tax Benefit on Remeasurement of Deferred Tax Assets - During the three and nine months ended September 30, 2022, we recorded a decrease to our deferred tax valuation allowance of $110.9 million and of $308.5 million, respectively (reducing our deferred tax valuation allowance to zero), in accordance with ASC 740, of which $110.4 million and $233.8 million, respectively, related to a tax benefit associated to the remeasurement of deferred tax assets and the balance related to our net changes in the Tax Receivable Agreement liability. During the three and nine months ended September 30, 2021, we recorded a decrease to our deferred tax valuation allowance related to the remeasurement of deferred tax assets of $1.4 million and $3.8 million, respectively, in accordance with ASC 740.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three and nine months ended September 30, 2022 and 2021, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 3,102,413 and 7,361,773 shares of PBF Energy Class A common stock and PBF LLC Series A units because they are anti-dilutive for the three and nine months ended September 30, 2022, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 11,113,779 and 11,041,279 shares of PBF Energy Class A common stock and PBF LLC Series A units because they are anti-dilutive for the three and nine months ended September 30, 2021, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control, such as changes in tax rates, change in the fair value of contingent consideration and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of September 30, 2022, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	September 30,	December 31,
	2022	2021
	(in millions)
Total debt	$1,971.5	$4,295.8
Total equity	4,876.5	2,532.8
Total capitalization	$6,848.0	$6,828.6

Total debt	$1,971.5	$4,295.8
Total equity excluding special items	4,540.7	2,071.3
Total capitalization excluding special items	$6,512.2	$6,367.1

Total equity	$4,876.5	$2,532.8
Special Items (Note 4)
Add: Non-cash LCM inventory adjustments	—	—
Add: Change in fair value of contingent consideration	69.6	(61.3)
Add: Gain on sale of hydrogen plants	(471.1)	(471.1)
Add: Gain on Torrance land sales	(87.8)	(87.8)
Add: Impairment expense	98.8	98.8
Add: LIFO inventory decrement	83.0	83.0
Add: Turnaround acceleration costs	56.2	56.2
Add: Severance and reconfiguration costs	30.0	30.0
Add: Early railcar return expense	64.8	64.8
Add: Loss (gain) on extinguishment of debt	33.9	(32.2)
Add: Change in Tax Receivable Agreement liability	(327.4)	(615.6)
Less: Recomputed income taxes on special items	106.1	231.8
Add: Net tax change on remeasurement of deferred tax assets	(12.1)	221.7
Add: Net tax expense on TCJA related special items	20.2	20.2
Net equity impact related to special items	(335.8)	(461.5)
Total equity excluding special items	$4,540.7	$2,071.3

Total debt	$1,971.5	$4,295.8
Less: Cash and cash equivalents	1,908.6	1,341.5
Net Debt	$62.9	$2,954.3

Total debt to capitalization ratio	29%	63%
Total debt to capitalization ratio, excluding special items	30%	67%
Net debt to capitalization ratio	1%	54%
Net debt to capitalization ratio, excluding special items	1%	59%